Exhibit 99.1

For Immediate Release	Contact: Kevin Stout
Landstar System, Inc.
www.landstar.com
October 21, 2020	904-398-9400

LANDSTAR SYSTEM REPORTS THIRD QUARTER REVENUE OF $1.086 BILLION

AND DILUTED EARNINGS PER SHARE OF $1.61

Jacksonville, FL – Landstar System, Inc. (NASDAQ: LSTR) reported revenue of $1.086 billion, an increase of approximately 7% over revenue of $1.012 billion reported in the 2019 third quarter. Diluted earnings per share of $1.61 in the 2020 third quarter represented an increase of approximately 19% over diluted earnings per share of $1.35 in the 2019 third quarter. 2020 third quarter diluted earnings per share was the second highest third quarter diluted earnings per share in the Company’s history, behind only the 2018 third quarter diluted earnings per share of $1.63. Gross profit (defined as revenue less the cost of purchased transportation and commissions to agents) was $160.9 million in the 2020 third quarter, an increase of approximately 5% compared to $152.6 million in the 2019 third quarter. Operating margin, representing operating income divided by gross profit, was 51.2 percent in the 2020 third quarter.

Truck transportation revenue hauled by independent business capacity owners (“BCOs”) and truck brokerage carriers in the 2020 third quarter was $1.006 billion, or 93 percent of revenue, compared to $932.2 million, or 92 percent of revenue, in the 2019 third quarter. Truckload transportation revenue hauled via van equipment in the 2020 third quarter was $666.6 million compared to $575.0 million in the 2019 third quarter. Truckload transportation revenue hauled via unsided/platform equipment in the 2020 third quarter was $314.5 million compared to $331.8 million in the 2019 third quarter. Revenue hauled by rail, air and ocean cargo carriers was $62.2 million, or 6 percent of revenue, in the 2020 third quarter compared to $59.3 million, or 6 percent of revenue, in the 2019 third quarter.

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Trailing twelve-month return on average shareholders’ equity was 26 percent and trailing twelve-month return on invested capital, representing net income divided by the sum of average equity plus average debt, was 22 percent. Landstar did not purchase any shares of its common stock during the 2020 third quarter and currently is authorized to purchase up to 1,821,030 shares of the Company’s common stock under Landstar’s previously announced share purchase program. As of September 26, 2020, the Company had $258 million in cash and short term investments and $216 million available for borrowings under the Company’s senior credit facility, with the ability to increase that amount of borrowings to $366 million using the facility’s accordion feature. Landstar also announced today that its Board of Directors has declared a quarterly dividend of $0.21 per share payable on December 4, 2020, to stockholders of record as of the close of business on November 10, 2020. It is currently the intention of the Board to pay dividends on a quarterly basis going forward.

“Landstar entered the third quarter of 2020 facing one of the most unpredictable and challenging freight environments in the Company’s history,” said Landstar President and Chief Executive Officer Jim Gattoni. “In our second quarter earnings release dated July 22, 2020, we provided third quarter guidance anticipating a decrease in a mid single-digit range on a year-over-year basis for both truck volume and price. Through the first few weeks of fiscal July, the number of loads and revenue per load on loads hauled via truck were each below the corresponding period of 2019 in a mid single-digit percentage range. We closed fiscal July with truckload volumes and revenue per load on loads hauled via truck down only 1% and 2%, respectively, compared to fiscal July 2019. In the first week of the Company’s fiscal August period, the number of loads and revenue per load on loads hauled via truck both turned positive on a weekly basis compared to the corresponding week of 2019. Landstar continued to experience gradual improvement in the number of loads and revenue per load on loads hauled via truck on a sequential basis through August 2020. Moreover, on a year-over-year basis, the number of loads and revenue per load on loads hauled via truck in fiscal August 2020 in comparison to fiscal August 2019 increased by 2% and 5%, respectively.”

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Gattoni continued, “In our second quarter earnings release, we provided third quarter revenue guidance of $885 million to $935 million and third quarter diluted earnings per share guidance of $1.11 to $1.17. On September 9, 2020, we disclosed in a Form 8-K filed with the SEC and further explained at a webcast investor conference the next day that based on overall market conditions, we expected 2020 third quarter revenue to be in a range of $1.02 billion to $1.06 billion and diluted earnings per share for the 2020 third quarter to be in a range of $1.40 to $1.46. Our updated guidance provided on September 9, 2020, reflected our expectation that the number of loads and revenue per load on loads hauled via truck for the 2020 third quarter would be above the 2019 third quarter in a low single-digit range. The number of loads and revenue per load on loads hauled via truck for fiscal September 2020 continued to improve from August 2020 on a sequential basis beyond our expectations, particularly with respect to the demand for services provided by van equipment, and exceeded fiscal September 2019 amounts by 7% and 10%, respectively. Overall, truck load volumes increased in the 2020 third quarter by 3% as compared to the 2019 third quarter, and truck revenue per load increased by 5% as compared to the 2019 third quarter. Ultimately, revenue in the 2020 third quarter was $1.086 billion and diluted earnings per share for the 2020 third quarter was $1.61. The achievement of both revenue and diluted earnings per share in excess of our updated guidance was primarily the result of the further sequential increases in the number of loads and revenue per load on loads hauled via truck from September 9th through the end of the fiscal month.”

Gattoni continued, “The Company’s variable cost business model, highly diversified customer base and geographically dispersed network of independent agents and third-party truck capacity provides resiliency and flexibility in any demand environment. While U.S. manufacturing production continued to lag prior year levels, the agent network capitalized on opportunities with new customers and executed by sourcing truck capacity for shippers experiencing rapid volume growth and/or supply chain disruption. During the 2020 third quarter, approved and active third-party truck carrier count increased approximately 10 percent compared to the 2020 second quarter to over 41,000 carriers. Additionally, the Company net added 272 trucks provided by BCOs in the third quarter.”

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Gattoni further stated, “Through the first few weeks of October 2020, the number of loads hauled via truck was above the corresponding period of 2019 in a high single-digit percentage range. I expect that trend to continue during the remainder of the 2020 fourth quarter. Accordingly, I expect the number of loads hauled via truck in the 2020 fourth quarter to be above the number of loads hauled by truck in the 2019 fourth quarter in a high single-digit percentage range. Based on our current macroeconomic outlook, I expect pricing to remain strong and relatively stable through the 2020 fourth quarter given current demand and assuming little change in the level of truck capacity available in the marketplace. Assuming the current macroeconomic environment continues throughout the remainder of the fourth quarter, I expect 2020 fourth quarter truck revenue per load to be higher than the 2019 fourth quarter in a low double-digit percentage range. I anticipate revenue for the 2020 fourth quarter to be in a range of $1.150 billion to $1.200 billion.”

Earlier this month, the Company announced a new initiative relating to the reorganization of its regional field operations centers throughout the United States in support of its BCO network. It is the intent of the Company that this network of field operations centers will further support the Company’s continual efforts in recruiting and retaining the best truck owner-operators in our industry. In connection with this initiative, the Company expects to record a liability of approximately $15.0 million in its 2020 fourth quarter relating to anticipated buyouts of certain incentive commission arrangements with several of its independent sales agents due to the Company’s discontinuation of a BCO recruitment and retention program formerly involving those agents. This charge is expected to decrease 2020 fourth quarter diluted earnings per share by approximately $0.29. These incentive commission arrangements to agents to recruit and retain BCOs reduced gross profit by almost $10 million a year in recent years.

Gattoni concluded, “Assuming the estimated range of revenue for the 2020 fourth quarter described above, the anticipated charge for the expected buyouts of certain agent commission arrangements, and insurance and claims expense at 4.8 percent of BCO revenue, representing average insurance and claims costs as a percentage of BCO revenue over the past five years (adjusted to reflect the recent significant increase in insurance premiums covered in the Company’s second quarter earnings release), I would anticipate 2020 fourth quarter diluted earnings per share to be in a range of $1.32 to $1.42 per share. Excluding the one-time cost of $0.29 per diluted share related to the anticipated buyouts of the incentive commission arrangements, 2020 fourth quarter diluted earnings per share guidance would be $1.61 to $1.71.”

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Landstar will provide a live webcast of its quarterly earnings conference call tomorrow morning at 8:00 a.m. ET. To access the webcast, visit the Company’s website at www.landstar.com; click on “Investor Relations” and “Webcasts,” then click on “Landstar’s Third Quarter 2020 Earnings Release Conference Call.”

The following is a “safe harbor” statement under the Private Securities Litigation Reform Act of 1995. Statements contained in this press release that are not based on historical facts are “forward-looking statements”. This press release contains forward-looking statements, such as statements which relate to Landstar’s business objectives, plans, strategies and expectations. Terms such as “anticipates,” “believes,” “estimates,” “intention,” “expects,” “plans,” “predicts,” “may,” “should,” “could,” “will,” the negative thereof and similar expressions are intended to identify forward-looking statements. Such statements are by nature subject to uncertainties and risks, including but not limited to: the impact of the coronavirus (COVID-19) pandemic; an increase in the frequency or severity of accidents or other claims; unfavorable development of existing accident claims; dependence on third party insurance companies; dependence on independent commission sales agents; dependence on third party capacity providers; decreased demand for transportation services; U.S. foreign trade relationships; substantial industry competition; disruptions or failures in the Company’s computer systems; cyber and other information security incidents; dependence on key vendors; changes in fuel taxes; status of independent contractors; regulatory and legislative changes; regulations focused on diesel emissions and other air quality matters; catastrophic loss of a Company facility; intellectual property; unclaimed property; and other operational, financial or legal risks or uncertainties detailed in Landstar’s Form 10K for the 2019 fiscal year, described in Item 1A Risk Factors, and in other SEC filings from time to time. These risks and uncertainties could cause actual results or events to differ materially from historical results or those anticipated. Investors should not place undue reliance on such forward-looking statements, and the Company undertakes no obligation to publicly update or revise any forward-looking statements.

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About Landstar:

Landstar System, Inc. is a worldwide, asset-light provider of integrated transportation management solutions delivering safe, specialized transportation services to a broad range of customers utilizing a network of agents, third-party capacity providers and employees. Landstar transportation services companies are certified to ISO 9001:2015 quality management system standards and RC14001:2015 environmental, health, safety and security management system standards. Landstar System, Inc. is headquartered in Jacksonville, Florida. Its common stock trades on The NASDAQ Stock Market® under the symbol LSTR.

(Tables follow)

LANDSTAR SYSTEM/7

Landstar System, Inc. and Subsidiary

Consolidated Statements of Income

(Dollars in thousands, except per share amounts)

(Unaudited)

	Thirty Nine Weeks Ended		Thirteen Weeks Ended
	September 26,	September 28,	September 26,	September 28,
	2020	2019	2020	2019
Revenue	$2,836,626	$3,089,698	$1,085,546	$1,011,658
Investment income	2,716	3,736	714	1,315

Costs and expenses:
Purchased transportation	2,183,143	2,365,646	838,753	774,520
Commissions to agents	236,490	257,862	85,848	84,568
Other operating costs, net of gains/losses on asset sales/dispositions	23,035	28,531	7,361	10,431
Insurance and claims	66,563	55,248	21,855	23,969
Selling, general and administrative	124,779	120,717	38,851	38,152
Depreciation and amortization	34,212	33,045	11,240	10,695
Impairment of intangible and other assets	2,582	—	—	—

Total costs and expenses	2,670,804	2,861,049	1,003,908	942,335

Operating income	168,538	232,385	82,352	70,638
Interest and debt expense	2,936	2,278	1,008	764

Income before income taxes	165,602	230,107	81,344	69,874
Income taxes	38,567	52,452	19,458	16,619

Net income	127,035	177,655	61,886	53,255
Less: Net loss attributable to noncontrolling interest	—	(17)	—	—

Net income attributable to Landstar System, Inc. and subsidiary	$127,035	$177,672	$61,886	$53,255

Earnings per common share attributable to Landstar System, Inc. and subsidiary	$3.28	$4.45	$1.61	$1.35

Diluted earnings per share attributable to Landstar System, Inc. and subsidiary	$3.28	$4.45	$1.61	$1.35

Average number of shares outstanding:
Earnings per common share	38,673,000	39,891,000	38,386,000	39,566,000

Diluted earnings per share	38,673,000	39,891,000	38,386,000	39,566,000

Dividends per common share	$0.580	$0.515	$0.210	$0.185

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Landstar System, Inc. and Subsidiary

Consolidated Balance Sheets

(Dollars in thousands, except per share amounts)

(Unaudited)

	September 26,	December 28,
	2020	2019
ASSETS
Current assets:
Cash and cash equivalents	$218,554	$319,515
Short-term investments	39,068	32,901
Trade accounts receivable, less allowance of $8,120 and $7,284	637,908	588,549
Other receivables, including advances to independent contractors, less allowance of $8,827 and $7,667	40,550	35,553
Other current assets	27,989	21,370

Total current assets	964,069	997,888

Operating property, less accumulated depreciation and amortization of $291,159 and $280,849	279,495	285,855
Goodwill	40,251	38,508
Other assets	108,390	105,460

Total assets	$1,392,205	$1,427,711

LIABILITIES AND EQUITY
Current liabilities:
Cash overdraft	$47,459	$53,878
Accounts payable	339,798	271,996
Current maturities of long-term debt	34,723	42,632
Insurance claims	46,019	44,532
Dividends payable	—	78,947
Contractor escrow	28,345	24,902
Other current liabilities	47,206	36,017

Total current liabilities	543,550	552,904

Long-term debt, excluding current maturities	52,570	70,212
Insurance claims	36,344	33,575
Deferred income taxes and other non-current liabilities	54,107	49,551

Shareholders’ equity:
Common stock, $0.01 par value, authorized 160,000,000 shares, issued 68,181,418 and 68,083,419 shares	682	681
Additional paid-in capital	226,878	226,123
Retained earnings	2,065,999	1,962,161
Cost of 29,797,639 and 28,609,926 shares of common stock in treasury	(1,581,961)	(1,465,284)
Accumulated other comprehensive loss	(5,964)	(2,212)

Total shareholders’ equity	705,634	721,469

Total liabilities and shareholders’ equity	$1,392,205	$1,427,711

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Landstar System, Inc. and Subsidiary

Supplemental Information

(Unaudited)

	Thirty Nine Weeks Ended		Thirteen Weeks Ended
	September 26,	September 28,	September 26,	September 28,
	2020	2019	2020	2019
Revenue generated through (in thousands):

Truck transportation Truckload:
Van equipment	$1,694,916	$1,799,421	$666,582	$575,042
Unsided/platform equipment	848,187	980,615	314,471	331,787
Less-than-truckload	70,984	73,475	25,125	25,367

Total truck transportation	2,614,087	2,853,511	1,006,178	932,196
Rail intermodal	81,747	87,555	30,432	28,970
Ocean and air cargo carriers	89,002	89,258	31,752	30,365
Other (1)	51,790	59,374	17,184	20,127

	$2,836,626	$3,089,698	$1,085,546	$1,011,658

Revenue on loads hauled via BCO Independent Contractors (2) included in total truck transportation	$1,312,003	$1,390,135	$502,224	$466,207

Number of loads:

Truck transportation Truckload:
Van equipment	946,117	1,014,572	345,598	327,671
Unsided/platform equipment	356,670	391,112	125,548	130,192
Less-than-truckload	119,533	115,616	41,454	41,067

Total truck transportation	1,422,320	1,521,300	512,600	498,930
Rail intermodal	33,410	35,370	11,900	11,490
Ocean and air cargo carriers	22,720	22,150	8,290	7,340

	1,478,450	1,578,820	532,790	517,760

Loads hauled via BCO Independent Contractors (2) included in total truck transportation	693,860	722,870	250,030	239,210

Revenue per load:

Truck transportation Truckload:
Van equipment	$1,791	$1,774	$1,929	$1,755
Unsided/platform equipment	2,378	2,507	2,505	2,548
Less-than-truckload	594	636	606	618
Total truck transportation	1,838	1,876	1,963	1,868
Rail intermodal	2,447	2,475	2,557	2,521
Ocean and air cargo carriers	3,917	4,030	3,830	4,137

Revenue per load on loads hauled via BCO Independent Contractors (2)	$1,891	$1,923	$2,009	$1,949

Revenue by capacity type (as a % of total revenue);

Truck capacity providers:
BCO Independent Contractors (2)	46%	45%	46%	46%
Truck Brokerage Carriers	46%	47%	46%	46%
Rail intermodal	3%	3%	3%	3%
Ocean and air cargo carriers	3%	3%	3%	3%
Other	2%	2%	2%	2%

			September 26,	September 28,
			2020	2019
Truck Capacity Providers

BCO Independent Contractors (2)			9,866	9,738

Truck Brokerage Carriers:
Approved and active (3)			41,246	39,963
Other approved			22,181	16,984

			63,427	56,947

Total available truck capacity providers			73,293	66,685

Trucks provided by BCO Independent Contractors (2)			10,571	10,441

(1)	Includes primarily reinsurance premium revenue generated by the insurance segment and intra-Mexico transportation services revenue generated by Landstar Metro.
(2)	BCO Independent Contractors are independent contractors who provide truck capacity to the Company under exclusive lease arrangements.
(3)	Active refers to Truck Brokerage Carriers who moved at least one load in the 180 days immediately preceding the fiscal quarter end.